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                                                                    EXHIBIT 23.2



The Board of Directors
Raindance Communications, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-44348 and 333-82266) on Form S-8 of Raindance Communications, Inc. of our report dated February 8, 2002, relating to the consolidated balance sheets of Raindance Communications, Inc. and subsidiary as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Raindance Communications, Inc.


KPMG LLP


Boulder, Colorado
March 27, 2002